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                                  Exhibit 16.1
             Opinion Letter From Ernst & Young Dated January 5, 2000


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ERNST & YOUNG LLP                  -Suite 800             -Phone:  949 794 2300

                                                  18400 Von Karman Avenue
                                                  Irvine, California 92612-1551


January 5, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:

`We have read Part II, Item 3. (1) of Amendment 4 to Form 10-SB dated January 5, 2000, of I/OMagic Corporation (I/OMagic) and are in agreement with the statements contained in the first three sentences of the first paragraph, the first sentence of the second paragraph, and the second sentence of the fourth paragraph.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs one through four of the above referenced filing,

Subsequent to the issuance of our Report of Independent Auditors dated March 14, 1997, except for Note 9, as to which the date is July 8, 1997, with respect to the balance sheet of I/OMagic as of December 31, 1996 and the related statements of operations, shareholders' equity (deficiency), and cash flows for the year ended December 31, 1996 (the December 31, 1996 financial statements), I/OMagic recorded certain entries to restate the December 31, 1996 financial statements. We are unable to express an opinion on the December 31, 1996 financial statements, as restated, as we have not performed any procedures with respect to the adjustments recorded by I/OMagic.


                                                              ERNST & YOUNG LLP